Exhibit 99.1

OneWater Marine Inc. Announces Fiscal Fourth Quarter and Full-Year 2021 Results
Significant top- and bottom-line growth fueled by record demand and strong execution

Fiscal Year 2021 Highlights

•	Record revenue of $1.23 billion increased 20%
•	Gross profit margin expanded 610 basis points to 29%
•	Net income increased 140% to $116 million
•	Net income per diluted share attributable to OneWater was $6.96
•	Adjusted EBITDA[1] increased 88% to $156 million
•	Completed 5 strategic acquisitions with 3 additional expected to close in the first quarter 2022

BUFORD, GA – November 18th, 2021 – OneWater Marine Inc. (NASDAQ: ONEW) (“OneWater” or the “Company”) today announced results for its fiscal fourth quarter and year ended September 30, 2021.
“The OneWater team delivered record revenue and earnings in fiscal year 2021 despite a challenging supply chain environment that limited production at OEMs. In fact, customer demand has continued at historic levels with no signs of slowing, which we expect will support further growth well into the coming year,” commented Austin Singleton, Chief Executive Officer at OneWater.
“At the same time, we are realizing tremendous growth in our higher-margin areas of the business and our acquisition strategy has maintained an accelerated pace including the notable addition of PartsVu, as well as the pending acquisition of T-H Marine. Based on our attractive M&A pipeline, we expect 2022 to be another robust deal year. We have clearly hit our stride, which is reflected in the dedication and commitment across the team and will continue to position OneWater to outperform the market.”
For the Three Months Ended September 30	2021	2020	$ Change	% Change
	(unaudited, $ in thousands)
Revenues
New boat	$192,976	$186,844	$6,132	3.3%
Pre-owned boat	50,638	56,180	(5,542)	(9.9%)
Finance & insurance income	9,678	7,745	1,933	25.0%
Service, parts & other sales	27,013	20,267	6,746	33.3%
Total revenues	$280,305	$271,036	$9,269	3.4%

Fiscal Fourth Quarter 2021 Results

Revenue for the fiscal fourth quarter 2021 was $280.3 million, an increase of 3.4% compared to $271.0 million in fiscal fourth quarter 2020. Industry-wide supply chain challenges slowed sales of new and pre-owned boats in the fiscal fourth quarter 2021, compared to the prior year. Finance & insurance income was up 25.0% compared to the prior year and service, parts and other sales was up 33.3% as a result of the Company’s strategic focus on expanding the high margin, less cyclical service and parts business.

During the fiscal fourth quarter 2021 same-store sales decreased 8%, following a 25% increase in the fourth quarter 2020 and is the result of the industry-wide inventory shortages. Absent the inventory challenges, same-store sales would have been positive.
Gross profit totaled $89.3 million for the fiscal fourth quarter 2021, up $25.2 million from $64.1 million for the fiscal fourth quarter 2020. Gross profit margin of 31.9% increased 830 basis points compared to the prior year driven by the shift in the mix and size of boats sold and the sharp increase in high margin service, parts & other sales during the quarter.

Fiscal fourth quarter 2021 selling, general and administrative expenses totaled $55.4 million, or 19.8% of revenue, compared to $39.8 million, or 14.7% of revenue, in the fiscal fourth quarter of 2020. The increase in selling, general and administrative expenses as a percentage of revenue was due mainly to higher variable personnel costs and increased costs given the current personnel and supply chain environment.

Net income for the fiscal fourth quarter of 2021 totaled $22.5 million, compared to $6.0 million in the fiscal fourth quarter of 2020. The significant increase was primarily due to the heightened level of gross profit for the period, partially offset by changes in SG&A and other expenses. Earnings per diluted share for the fiscal fourth quarter of 2021 was $1.35 per diluted share, compared to $0.30 per diluted share in 2020.
Fiscal fourth quarter 2021 Adjusted EBITDA increased 46% to $33.6 million, compared to $22.9 million for the fiscal fourth quarter of 2020 (see reconciliation of Non-GAAP financial measures).
For the Twelve Months Ended September 30	2021	2020	$ Change	% Change
	(unaudited, $ in thousands)
Revenues
New boat sales	$872,680	$717,093	$155,587	21.7%
Pre-owned boat sales	216,416	205,650	10,766	5.2%
Finance & insurance income	42,668	36,792	5,876	16.0%
Service, parts & other sales	96,442	63,435	33,007	52.0%
Total revenues	$1,228,206	$1,022,970	$205,236	20.1%

Fiscal Year Ended September 30, 2021 Results
Record revenue for the fiscal year ended September 30, 2021, increased 20.1% to $1,228.2 million from $1,023.0 million for the fiscal year ended September 30, 2020, driven by an increase in average unit price of new and pre-owned boats and a 52.0% increase in service, parts and other sales compared to the prior year. Same store sales increased 10% compared to the prior year.
Gross profit totaled $357.5 million for the fiscal year 2021, compared to $235.5 million for the fiscal year 2020. Gross profit margin of 29.1% increased 610 basis points compared to the prior year primarily due to the increase in the margin achieved on boat sales and increases in higher margin finance & insurance income and service, parts & other gross profit.
Fiscal year 2021 selling, general and administrative expenses totaled $199.0 million, or 16.2% of revenue, compared to $143.6 million, or 14.0% of revenue in fiscal year 2020. The increase in selling, general and administrative expenses as a percentage of revenue was due mainly to higher variable personnel costs driven by the increased level of profitability in the fiscal year and increased costs given the current personnel and supply chain environment.

Net income for fiscal year 2021 totaled $116.4 million compared to $48.5 million in fiscal year 2020, an increase of 140.0%. The increase is primarily due to the increase in sales and gross margins in 2021. Earnings per diluted share for the fiscal year of 2021 was $6.96 per diluted share, compared to $2.77 per diluted share in 2020.
Fiscal 2021 Adjusted EBITDA increased 87.6% to $155.8 million, compared to $83.1 million in fiscal year 2020 (see reconciliation of non-GAAP financial measures).
As of September 30, 2021, the Company’s cash and cash equivalents balance was $62.6 million, a decrease of $3.5 million compared to $66.1 million as of September 30, 2020. Total inventory as of September 30, 2021, increased sequentially to $143.9 million compared to $116.9 million on June 30, 2021. As expected, the Company was able to start building inventory levels following a robust summer selling season. Total long-term debt at September 30, 2021 was $114.4 million, less cash and cash equivalents yields net debt of $51.8 million.

Fiscal Year 2022 Guidance
For fiscal full year 2022, OneWater anticipates same store sales to be up high-single digits, despite an expected challenging inventory environment. Adjusted EBITDA is expected to be in the range of $170 million to $175 million and earnings per diluted share to be in the range of $7.20 to $7.50, both of which exclude the previously announced T-H Marine and Norfolk Marine acquisitions and others that may be completed during the year.

Conference Call and Webcast
OneWater will host a conference call to discuss its fiscal first quarter earnings on Thursday, November 18, 2021, at 8:30 am Eastern time. The conference call may be accessed by dialing (866) 220-5793 in the U.S./Canada or (615) 622-8064 for participants outside the U.S./Canada using the Conference ID #7528439. This call is being webcast and can be accessed through the “Events” section of the Company’s website at https://investor.onewatermarine.com/ where it will be archived for one year.

ONEWATER MARINE INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
($ in thousands except per share data)
(Unaudited)
	Three Months Ended September 30,		Twelve Months Ended September 30,
	2021	2020	2021	2020
Revenues
New boat	$192,976	$186,844	$872,680	$717,093
Pre-owned boat	50,638	56,180	216,416	205,650
Finance & insurance income	9,678	7,745	42,668	36,792
Service, parts & other	27,013	20,267	96,442	63,435
Total revenues	280,305	271,036	1,228,206	1,022,970

Gross Profit
New boat	52,032	35,983	210,916	131,373
Pre-owned boat	13,926	10,721	54,138	37,389
Finance & insurance	9,678	7,745	42,668	36,792
Service, parts & other	13,645	9,617	49,733	29,970
Total gross profit	89,281	64,066	357,455	235,524

Selling, general and administrative expenses	55,364	39,753	199,049	143,575
Depreciation and amortization	1,595	874	5,411	3,249
Transaction costs	236	255	869	3,648
Loss on contingent consideration	2,872	6,762	3,249	6,762
Income from operations	29,214	16,422	148,877	78,290

Other expense (income)
Interest expense – floor plan	360	1,379	2,566	8,861
Interest expense – other	1,122	1,436	4,344	8,828
Change in fair value of warrant liability	-	-	-	(771)
Loss on extinguishment of debt	-	6,559	-	6,559
Other income, net	(1)	(46)	(248)	(24)
Total other expense, net	1,481	9,328	6,662	23,453
Income before income tax expense	27,733	7,094	142,215	54,837
Income tax expense	5,243	1,120	25,802	6,329
Net income	22,490	5,974	116,413	48,508
Less: Net income attributable to non-controlling interests	-	-	-	350
Less: Net income attributable to non-controlling interests of One Water Marine Holdings, LLC	6,197	4,001	37,354	30,733
Net income attributable to OneWater Marine Inc	$16,293	$1,973	$79,059	$17,425

Earnings per share of Class A common stock – basic	$1.39	$0.30	$7.13	$2.79
Earnings per share of Class A common stock – diluted	$1.35	$0.30	$6.96	$2.77

Basic weighted-average shares of Class A common stock outstanding	11,690	6,481	11,087	6,243
Diluted weighted-average shares of Class A common stock outstanding	12,080	6,642	11,359	6,287

ONEWATER MARINE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in thousands, except par value and share data)
(Unaudited)
	September 30, 2021	September 30, 2020
Cash	$62,606	$66,087
Restricted cash	11,343	2,066
Accounts receivable, net	28,529	18,479
Inventories	143,880	150,124
Prepaid expenses and other current assets	34,580	15,302
Total current assets	280,938	252,058

Property and equipment, net	67,114	18,442
Operating lease right-of-use assets	89,141	-

Other assets:
Deposits	526	350
Deferred tax assets	29,110	12,854
Identifiable intangible assets	85,294	61,304
Goodwill	168,491	113,059
Total other assets	283,421	187,567
Total assets	$720,614	$458,067

Accounts payable	$18,114	$12,781
Other payables and accrued expenses	27,665	24,221
Customer deposits	46,610	17,280
Notes payable – floor plan	114,234	124,035
Current operating lease liabilities	9,159	-
Current portion of long-term debt	11,366	7,419
Current portion of tax receivable agreement liability	482	-
Total current liabilities	227,630	185,736

Other long-term liabilities	14,991	1,482
Tax receivable agreement liability, net of current portion	39,622	15,585
Noncurrent operating lease liabilities	80,464	-
Long-term debt, net of current portion and unamortized debt issuance costs	103,074	81,977
Total liabilities	465,781	284,780

Preferred stock, $0.01 par value, 1,000,000 shares authorized, none issued and outstanding as of September 30, 2021 and September 30, 2020	-	-
Class A common stock, $0.01 par value, 40,000,000 shares authorized, 13,276,538 shares issued and outstanding as of September 30, 2021 and 10,391,661 shares issued and outstanding as of September 30, 2020	133	104
Class B common stock, $0.01 par value, 10,000,000 shares authorized, 1,819,112 shares issued and outstanding as of September 30, 2021 and 4,583,637 shares issued and outstanding as of September 30, 2020	18	46
Additional paid-in capital	150,825	105,947
Retained earnings	74,952	16,757
Total stockholders’ equity attributable to OneWater Marine Inc	225,928	122,854
Equity attributable to non-controlling interests	28,905	50,433
Total stockholders’ equity	254,833	173,287
Total liabilities and stockholders’ equity	$720,614	$458,067

ONEWATER MARINE INC.
Reconciliation of Non-GAAP Financial Measures
(amounts in thousands, except per share data)
(Unaudited)

	Three months ended September 30,		Twelve months ended September 30,
Description	2021	2020	2021	2020
Net income	$22,490	$5,974	$116,413	$48,508
Interest expense – other	1,122	1,436	4,344	8,828
Income tax expense	5,243	1,120	25,802	6,329
Depreciation and amortization	1,595	874	5,411	3,249
Loss on contingent consideration	2,872	6,762	3,249	6,762
Loss on extinguishment of debt	-	6,559	-	6,559
Transaction costs	236	255	869	3,648
Change in fair value of warrant liability	-	-	-	(771)
Other income, net	(1)	(46)	(248)	(24)
Adjusted EBITDA	$33,557	$22,934	$155,840	$83,088

About OneWater Marine Inc.
OneWater Marine Inc. is one of the largest and fastest-growing premium recreational boat retailers in the United States. OneWater operates 71 stores throughout 11 different states, eight of which are in the top twenty states for marine retail expenditures. OneWater offers a broad range of products and services and has diversified revenue streams, which include the sale of new and pre-owned boats, parts and accessories, finance and insurance products, maintenance and repair services and ancillary services such as boat storage.
Non-GAAP Financial Measures and Key Performance Indicators
This press release and our related earnings call contain certain non-GAAP financial measures, including Adjusted EBITDA as a measure of our operating performance. Management believes these measures may be useful in performing meaningful comparisons of past and present operating results, to understand the performance of the Company’s ongoing operations and how management views the business. Reconciliations of reported GAAP measures to adjusted non-GAAP measures are included in the financial schedules contained in this press release. These measures, however, should not be construed as an alternative to any other measure of performance determined in accordance with GAAP. Because our non-GAAP financial measures may be defined differently by other companies, our definition of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. We have not reconciled non‐GAAP forward-looking measures, including Adjusted EBITDA guidance, to their corresponding GAAP measures due to the high variability and difficulty in making accurate forecasts and projections, particularly with respect to acquisition contingent consideration and transaction costs. Acquisition contingent consideration and transaction costs are affected by the acquisition, integration and post-acquisition performance of our acquirees which is difficult to predict and subject to change. Accordingly, reconciliations of forward looking Adjusted EBITDA is not available without unreasonable effort.
Adjusted EBITDA
We define Adjusted EBITDA as net income (loss) before interest expense – other, income tax expense, depreciation and amortization and other (income) expense, further adjusted to eliminate the effects of items such as the change in the fair value of warrant liability, gain (loss) on contingent consideration, gain (loss) on extinguishment of debt and transaction costs. See reconciliation above.
Our board of directors, management team and lenders use Adjusted EBITDA to assess our financial performance because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and other items (such as the fair value adjustment of the warrants, gain or loss on contingent consideration, gain or loss on extinguishment of debt and transaction costs) that impact the comparability of financial results from period to period. We present Adjusted EBITDA because we believe it provides useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP. Adjusted EBITDA is not a financial measure presented in accordance with GAAP. We believe that the presentation of this non-GAAP financial measure will provide useful information to investors and analysts in assessing our financial performance and results of operations across reporting periods by excluding items we do not believe are indicative of our core operating performance.
Same-Store Sales
We define same-store sales as sales from our stores excluding new and acquired stores. New and acquired stores become eligible for inclusion in the comparable store base at the end of the store’s thirteenth month of operations under our ownership and revenues are only included for identical months in the same-store base periods. Stores relocated within an existing market remain in the comparable store base for all periods. Additionally, amounts related to closed stores are excluded from each comparative base period. We use same-store sales to assess the organic growth of our revenue on a same-store basis.  We believe that our assessment on a same-store basis represents an important indicator of comparative financial results and provides relevant information to assess our performance.

Cautionary Statement Concerning Forward-Looking Statements

This press release and statements made during the above referenced conference call may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including regarding our strategy, future operations, financial position, prospects, plans and objectives of management, growth rate and its expectations regarding future revenue, operating income or loss or earnings or loss per share. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “will be,” “will likely result,” “should,” “expects,” “plans,” “anticipates,” “could,” “would,” “foresees,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “outlook” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. These forward-looking statements are not guarantees of future performance, but are based on management's current expectations, assumptions and beliefs concerning future developments and their potential effect on us, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Our expectations expressed or implied in these forward-looking statements may not turn out to be correct.

Important factors, some of which are beyond our control, that could cause actual results to differ materially from our historical results or those expressed or implied by these forward-looking statements include the following: effects of industry wide supply chain challenges and our ability to maintain adequate inventory, changes in demand for our products and services, the seasonality and volatility of the boat industry, our acquisition and business strategies, the inability to comply with the financial and other covenants and metrics in our credit facilities, cash flow and access to capital, effects of the COVID-19 pandemic and related governmental actions or restrictions on the Company’s business, risks related to the ability to realize the anticipated benefits of any proposed acquisitions, including the risk that proposed acquisitions will not be integrated successfully, the timing of development expenditures, and other risks. More information on these risks and other potential factors that could affect our financial results is included in our filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Annual Report on Form 10-K for the fiscal year ended September 30, 2020 and in our subsequently filed Quarterly Reports on Form 10-Q, each of which is on file with the SEC and available from OneWater Marine’s website at www.onewatermarine.com under the “Investors” tab, and in other documents OneWater Marine files with the SEC. Any forward-looking statement speaks only as of the date as of which such statement is made, and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise.

Investor or Media Contact:
Jack Ezzell
Chief Financial Officer
IR@OneWaterMarine.com